                                            FILED PURSUANT TO RULE NO. 424(B)(3)

                                                              FILE NO. 333-62154

PROSPECTUS

                                  [BISYS LOGO]

                             THE BISYS GROUP, INC.

                                  $300,000,000
                   4% CONVERTIBLE SUBORDINATED NOTES DUE 2006
        AND SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES

     We issued the notes in a private placement in March 2001. Under this prospectus, the selling securityholders named in this prospectus or in prospectus supplements may offer and sell their notes and/or the shares of common stock issuable upon conversion of their notes.

     Holders may surrender the notes for conversion into shares of our common stock at a conversion rate of 14.9729 shares of our common stock per each $1,000 principal amount of notes at any time before the close of business on the maturity date, unless we have previously redeemed or repurchased the notes. The conversion rate may be adjusted as described in this prospectus under "Description of Notes -- Conversion." The notes will mature on March 15, 2006.

     We will pay interest on the notes in cash on March 15 and September 15 of each year. The first interest payment will be made on September 15, 2001. The notes will bear interest at a fixed annual rate of 4%.

     We may redeem all or a portion of the notes at any time on or after March 20, 2004 at the prices set forth in this prospectus under "Description of the Notes -- Optional Redemption by BISYS." In addition, upon the occurrence of a change in control occurring on or before March 15, 2006, holders of the notes may require us to repurchase all or a portion of their notes.

     The notes are general unsecured obligations of BISYS and are subordinated in right of payment to all of our existing and future senior indebtedness and structurally subordinated to the indebtedness and other liabilities of our subsidiaries.

     Shares of our common stock are quoted on the Nasdaq National Market under the symbol "BSYS." The last reported sale price of our common stock on June 12, 2001 was $56.09 per share.

     INVESTING IN OUR NOTES OR SHARES OF OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THIS PROSPECTUS.

     We will not receive any of the proceeds from the sale of the notes or the shares of common stock by any of the selling securityholders. The notes and the shares of common stock may be offered in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. The timing and amount of any sale are within the sole discretion of the selling securityholders. In addition, the shares of common stock may be offered from time to time through ordinary brokerage transactions on the Nasdaq National Market. See "Plan of Distribution." The selling securityholders may be deemed to be "underwriters" as defined in the Securities Act of 1933, as amended. Any profits realized by the selling securityholders may be deemed to be underwriting commissions. If the selling securityholders use any broker-dealers, any commission paid to broker-dealers and, if broker-dealers purchase any notes or shares of common stock as principals, any profits received by such broker-dealers on the resale of the notes or shares of common stock may be deemed to be underwriting discounts or commissions under the Securities Act.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                 The date of this prospectus is June 15, 2001.

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY BISYS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF BISYS SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITIES OTHER THAN THOSE SPECIFICALLY OFFERED HEREBY OR OF ANY SECURITIES OFFERED HEREBY IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. THE INFORMATION CONTAINED IN THIS PROSPECTUS SPEAKS ONLY AS OF THE DATE OF THIS PROSPECTUS UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

                               TABLE OF CONTENTS

                                           PAGE
                                           ----
Special Note Regarding Forward-Looking
  Statements...........................       1
Incorporation of Certain Documents by
  Reference............................       1
Prospectus Summary.....................       3
The Offering...........................       4
Risk Factors...........................       6
Use of Proceeds........................      11
Dividend Policy........................      11

                                           PAGE
                                           ----
Selected Consolidated Financial and
  Other Data...........................      12
Description of Notes...................      14
Description of Common Stock............      27
Selling Securityholders................      29
Plan of Distribution...................      35
Legal Matters..........................      38
Experts................................      38
Where You Can Find More Information....      38

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated by reference in this prospectus contains "forward-looking statements" within the meaning of the securities laws. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control. All statements other than statements of historical facts included or incorporated by reference in this prospectus, including the statements under "Prospectus Summary -- BISYS" and elsewhere in this prospectus regarding our strategy, future operations, financial position, estimated revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this prospectus, the words "will," "believe," "anticipate," "intend," "estimate," "expect," "project" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. All forward-looking statements speak only as of the date of this prospectus. Neither we nor any of the initial purchasers undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements we make in this prospectus are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. The cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     This prospectus "incorporates by reference" certain of the reports, proxy and information statements and other information that we have filed with the Commission under the Exchange Act. This means that we are disclosing important information to you by referring you to those documents. The information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Commission under sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until all of the securities offered by this prospectus are sold.

     - Annual Report on Form 10-K for the year ended June 30, 2000, filed on September 15, 2000 (Commission File No. 0-19922);

     - Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, filed on May 7, 2001 (Commission File No. 0-19922);

     - Quarterly Report on Form 10-Q for the quarter ended December 31, 2000, filed on February 12, 2001 (Commission File No. 0-19922);

     - Quarterly Report on Form 10-Q for the quarter ended September 30, 2000, filed on November 14, 2000 (Commission File No. 0-19922);

     - Current Report on Form 8-K dated July 1, 2000, filed on July 13, 2000 (Commission File No. 0-19922);

     - Current Report on Form 8-K/A dated September 15, 2000, filed on September 15, 2000 (which includes our pro forma financial statements which give effect to our acquisition of Pictorial Holdings, Inc.) (Commission File No. 0-19922);

     - Current Report on Form 8-K dated March 8, 2001, filed on March 8, 2001 (Commission File No. 0-19922);

     - Current Report on Form 8-K dated March 15, 2001, filed on March 15, 2001 (Commission File No. 0-19922);

     - Current Report on Form 8-K dated June 1, 2001, filed on June 5, 2001 (Commission File No. 0-19922);

     - Definitive Proxy Statement dated October 11, 2000 with respect to the Annual Meeting of Stockholders held on November 16, 2000 (Commission File No. 0-19922); and

     - The description of our common stock and purchase rights for shares of our common stock attached to our common stock described in our registration statements on Form 8-A filed with the Commission on March 10, 1992 and on May 8, 1997 pursuant to Section 12 of the Exchange Act (Commission File No. 0-19922) and any amendment or report filed for the purpose of updating those descriptions.

     All documents that we file with the Commission from the date of this prospectus to the end of the offering of the notes and shares of common stock shall also be deemed to be incorporated herein by reference.

     Any statement contained in a document incorporated or considered to be incorporated by reference in this prospectus shall be considered to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that is or is considered to be incorporated by reference modifies or supersedes such statement. Any statement that is modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus.

     You may request a copy of any of the documents which are incorporated by reference in this prospectus, other than exhibits which are not specifically incorporated by reference into such documents, and our Amended and Restated Certificate of Incorporation and By-Laws, at no cost, by writing or telephoning BISYS at the following:

    The BISYS Group, Inc.
    150 Clove Road
    Little Falls, New Jersey 07424
    Attention: Secretary
    Telephone: (973) 812-8600

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

                               PROSPECTUS SUMMARY

     This prospectus constitutes part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the "Commission") using a "shelf" registration process. Under this shelf process, any selling securityholder may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities the selling securityholders may offer. All references to "we," "us," "our," or "BISYS" in this prospectus are to The BISYS Group, Inc.

                                     BISYS

     We and our wholly-owned subsidiaries provide value-added business process outsourcing solutions to more than 15,000 financial institutions and corporate clients through our integrated business units.

     Our services include:

        - information processing and check imaging solutions;

        - distribution and administration of mutual funds;

        - retirement plan recordkeeping;

        - insurance distribution solutions;

        - professional certification training, licensing and continuing education; and

        - investment industry consulting.

     We were organized in August 1989 to acquire certain banking and thrift data processing operations of Automatic Data Processing, Inc. ("ADP"). Our traditional business was established in 1966 by United Data Processing, Inc., the predecessor of the banking and thrift data processing operations of ADP. Together with our predecessors, we have provided outsourcing solutions to the financial services industry for more than 30 years.

     Our principal executive offices are located at 150 Clove Road, Little Falls, New Jersey 07424. Our telephone number is (973) 812-8600.

                                  THE OFFERING

Notes Offered.................   $300.0 million principal amount of 4%
                                 Convertible Subordinated Notes due 2006.

Maturity......................   March 15, 2006

Interest......................   The notes bear interest at a fixed annual rate
                                 of 4% to be paid in cash every March 15 and September 15 of each year, beginning on September 15, 2001.

Conversion....................   The notes are convertible into shares of our
                                 common stock at a conversion rate of 14.9729 shares of common stock per $1,000 principal amount of notes. This is equivalent to a conversion price of approximately $66.79 per share. The conversion price may be subject to adjustment under certain circumstances. The notes are convertible at any time before the close of business on the maturity date, unless we have previously redeemed or repurchased the notes. You may convert your notes called for redemption or submitted for repurchase up to and including the close of business on the second business day immediately preceding the date fixed for redemption or repurchase, as the case may be.

Subordination.................   The notes are general unsecured obligations of
                                 BISYS. The notes are subordinated in right of payment to all of our existing and future senior indebtedness and structurally subordinated to the indebtedness and other liabilities of our subsidiaries. We are not prohibited from incurring senior indebtedness or other debt under the indenture.

Sinking Fund..................   None.

Optional Redemption...........   We may redeem some or all of the notes at any
                                 time on or after March 20, 2004 at the
                                 redemption prices listed in "Description of Notes -- Optional Redemption by BISYS."

Change of Control.............   Upon the occurrence of a change of control, as
                                 described in this prospectus, and before the maturity or redemption of the notes, you will have the right to require us to repurchase all or part of your notes at a price equal to 100% of the principal amount of the notes being repurchased, plus interest and liquidated damages, if any.

Trading.......................   The notes issued in the initial private
                                 placement are eligible for trading in the PORTAL market. However, notes sold using this prospectus will no longer be eligible for trading in the PORTAL market. Our common stock is traded on the Nasdaq National Market under the symbol "BSYS."

Use of Proceeds...............   We will not receive any of the proceeds from
                                 the sale by any selling securityholder of the notes or shares of common stock offered under this prospectus.

                                  RISK FACTORS

     An investment in the notes or shares of common stock involves significant risks. You should carefully consider all the information in this prospectus. In particular, you should evaluate the specific risk factors set forth under "Risk Factors," beginning on page 6.

                                  RISK FACTORS

     An investment in the notes and shares of common stock involves significant risks. In addition to reviewing other information in this prospectus, you should carefully consider the following factors before deciding to purchase the notes or shares of common stock. This prospectus contains forward-looking statements that involve risk and uncertainties. We use words such as "anticipates," "believes," "plans," "expects," "future," "intends" and similar expressions to identify forward-looking statements. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus. We disclaim any obligation to update information contained in any forward-looking statement.

                         RISKS RELATED TO OUR BUSINESS

THE ADOPTION OF THE FINANCIAL SERVICES MODERNIZATION ACT OF 1999 COULD ADVERSELY IMPACT OUR BUSINESS BY EXPANDING THE POWERS OF OUR BANKING CLIENTS AND REDUCING THEIR OUTSOURCING.

     The adoption of the Financial Services Modernization Act of 1999 repeals key provisions of the Glass-Steagall Act and lifts many restrictions limiting banks from the underwriting and distribution of securities. As a result of these recent regulatory changes, we expect that some of our bank customers with proprietary mutual funds may, over time, internalize certain distribution functions that we currently provide. If that were to happen, it could have a material adverse impact on our business and results of operations.

OUR BUSINESS CAN BE SIGNIFICANTLY AFFECTED BY DIRECT AND INDIRECT GOVERNMENTAL REGULATION, WHICH REDUCES OUR FLEXIBILITY AND INCREASES THE COSTS OF DOING BUSINESS.

     Our business is affected by federal, state and foreign regulations. Our noncompliance with these regulations could result in the suspension or revocation of our licenses or registrations, including broker/dealer licenses and registrations and insurance producer licenses and registrations. Regulatory authorities could also impose on us civil fines and criminal penalties for noncompliance.

     Some of our subsidiaries are registered with the Securities and Exchange Commission as broker-dealers. Much of the federal regulation of broker-dealers has been delegated to self-regulatory organizations, principally the National Association of Securities Dealers, Inc. and the national securities exchanges. Broker-dealers are subject to regulations which cover all aspects of their securities business, including, for example:

     - sales methods;

     - trading practices;

     - use and safekeeping of customers' funds and securities;

     - capital structure;

     - recordkeeping; and

     - the conduct of directors, officers and employees.

The operations of our broker-dealers and their profitability could be affected by:

     - federal and state legislation;

     - changes in rules and regulations of the SEC, banking and other regulatory agencies, and self-regulatory agencies; and

     - changes in the interpretation or enforcement of existing laws, rules and regulations.

     Banks and other depository institutions with whom we do business are also subject to extensive regulation at the federal and state levels under laws and regulations applicable to regulated financial institutions. They are also subject to extensive examination and oversight by federal and state regulatory agencies. Changes in the laws, rules and regulations affecting our client banks and financial institutions and the examination of their activities by applicable regulatory agencies could adversely affect our results of operations.

     Some of our subsidiaries, and officers and employees of these subsidiaries, are required to be licensed as insurance producers in various jurisdictions in which we conduct our insurance services business. They are subject to regulation under the insurance laws and regulations of these jurisdictions. Changes in the laws, rules and regulations affecting licensed insurance producers could adversely affect our operations.

OUR REVENUES AND EARNINGS ARE SUBJECT TO CHANGES IN THE SECURITIES MARKETS.

     A significant portion of our earnings are derived from fees based on the average daily market value of the assets we administer for our clients. A sharp rise in interest rates or a sudden decline in the securities market could influence an investor's decision whether to invest or maintain an investment in a mutual fund. As a result, fluctuations could occur in the amount of assets which we administer. If investors were to seek alternatives to mutual fund investments, it could have a negative impact on our revenues by reducing the amount of assets we administer.

CONSOLIDATION IN THE BANKING AND FINANCIAL SERVICES INDUSTRY COULD ADVERSELY IMPACT OUR BUSINESS BY ELIMINATING THE NUMBER OF EXISTING AND POTENTIAL CLIENTS.

     There has been and continues to be merger, acquisition and consolidation activity in the banking and financial services industry. Mergers or consolidations of banks and financial institutions in the future could reduce the number of our clients or potential clients. A smaller market for our services could have a material adverse impact on our business and results of operations. Also, it is possible that the larger banks or financial institutions which result from mergers or consolidations could decide to perform themselves some or all of the services which we currently provide or could provide. If that were to occur, it could have a material adverse impact on our business and results of operations.

OUR ACQUISITION STRATEGY SUBJECTS US TO RISKS, INCLUDING INCREASED DEBT, ASSUMPTION OF UNFORESEEN LIABILITIES AND DIFFICULTIES IN INTEGRATING OPERATIONS.

     In the past several years, we have acquired a number of other companies. We may make additional acquisitions. We cannot predict if or when any additional acquisitions will occur or whether they will be successful.

     Acquiring a business involves many risks, including:

        - incurrence of debt;

        - incurrence of unforeseen obligations or liabilities;

        - difficulty in integrating the acquired operations and personnel;

        - difficulty in maintaining uniform controls, procedures and policies;

        - possible impairment of relationships with employees and customers as a result of the integration of new personnel;

        - risk of entering markets in which we have minimal prior experience;

        - decrease in earnings as a result of non-cash charges; and

        - dilution to existing stockholders from the issuance of our common stock to make or finance acquisitions.

OUR SYSTEMS MAY BE SUBJECT TO INFILTRATION BY UNAUTHORIZED PERSONS.

     We maintain and process data on behalf of our clients, some of which is critical to the business operations of our clients. For example, our Information Services Group maintains account information for our bank and insurance company clients it services and our Investment Services Group maintains transfer agency records and processes trades for our mutual fund clients. If our systems were infiltrated and damaged by unauthorized persons, our clients could experience data loss, financial loss and significant business interruption. If that were to occur, it could have a material adverse effect on our business, financial condition and results of operations.

WE FACE SIGNIFICANT COMPETITION FROM OTHER COMPANIES.

     We face significant competition from other companies. Many of our competitors are well-established companies, and some of them have greater financial, technical and operating resources than we do. Competition in our business is based primarily upon pricing, quality of products and services, breadth of products and services, new product development and the ability to provide technological solutions.

WE DEPEND ON KEY MANAGEMENT PERSONNEL, MOST OF WHOM DO NOT HAVE LONG TERM EMPLOYMENT AGREEMENTS.

     Our success depends upon the continued services of our key senior management personnel, including our executive officers and the senior managers of our businesses. None of our executive officers have employment agreements with us and substantially all of our other senior management personnel do not have employment agreements with us. The loss or unavailability of these individuals could have a material adverse effect on our business prospects.

WE DEPEND ON OUR ABILITY TO ATTRACT AND RETAIN SKILLED PERSONNEL.

     Our success depends on our ability to attract and retain highly skilled personnel in all areas of our business, including our information processing, fund management and insurance services businesses. We cannot assure you that we will be able to attract and retain personnel on acceptable terms in the future. Our inability to attract and retain highly skilled personnel could have an adverse effect on our business.

                           RISKS RELATED TO THE NOTES

THE PRICE OF OUR COMMON STOCK AND THE PRICE OF OUR NOTES MAY FLUCTUATE SIGNIFICANTLY, WHICH MAY RESULT IN LOSSES FOR INVESTORS.

     The market price for our common stock may be volatile. We expect our stock to be subject to fluctuations as a result of a variety of factors, including factors beyond our control. These include:

        - quarterly variations in operating results;

        - changes in financial estimates by securities analysts;

        - changes in market valuations of related companies;

        - announcements by us or our competitors of new products or of significant acquisitions, strategic partnerships or joint ventures;

        - any loss of a major customer;

        - additions or departures of key personnel;

        - any deviations in net revenues or in losses from levels expected by securities analysts; and

        - future sales of common stock.

     We may fail to meet expectations of our stockholders or of analysts at some time in the future, and our stock price, and therefore the price of our notes, could decline as a result.

THE NOTES ARE SUBORDINATED, AND HOLDERS OF SENIOR INDEBTEDNESS WILL BE PAID BEFORE HOLDERS OF THE NOTES ARE PAID.

     The notes are unsecured and subordinated in right of payment to all of our existing and future senior indebtedness. Following the initial offering of the notes and the application of the net proceeds, we had no senior indebtedness outstanding, but we may incur new senior indebtedness. We are not prohibited from incurring debt, including indebtedness secured by our assets, under the indenture. In the event of our bankruptcy, liquidation or reorganization or upon acceleration of the notes due to an event of default under the indenture and in certain other events, our assets will be available to pay obligations on the notes only after all of our senior indebtedness has been paid. As a result, there may not be sufficient assets remaining to pay amounts due on any or all of the outstanding notes. See "Description of Notes -- Subordination of Notes."

OUR INDEBTEDNESS IS EFFECTIVELY SUBORDINATED TO THE INDEBTEDNESS OF OUR SUBSIDIARIES.

     Although following the application of the net proceeds from the initial offering of the notes to repay borrowings under our existing credit facility to which certain of our subsidiaries are guarantors, our subsidiaries had no outstanding indebtedness, the notes will be effectively subordinated in right of payment to any future indebtedness and other liabilities of our subsidiaries, including guarantees of any future borrowings under our credit facility. The notes are not guaranteed by any of our subsidiaries. Our cash flow and ability to service our indebtedness, including the notes, will depend upon the cash flow of our subsidiaries and payments of funds by those subsidiaries to us in the form of repayment of loans, dividends or otherwise. These subsidiaries are separate and distinct legal entities with no legal obligation to pay any amounts due on the notes or to make funds available therefor. In addition, our subsidiaries may become parties to financing arrangements that contain limitations on the ability of our subsidiaries to pay dividends or to make loans or advances to us or otherwise make cash flow available to us. Neither we nor our subsidiaries are prohibited from incurring debt, including senior indebtedness, under the indenture. If we or our subsidiaries incur additional debt or liabilities, our ability to pay our obligations on the notes could be adversely affected.

THERE IS NO PUBLIC MARKET FOR THE NOTES, WHICH COULD LIMIT THEIR MARKET PRICE OR YOUR ABILITY TO SELL THEM FOR THEIR INHERENT VALUE.

     The notes are a new issue of securities for which there currently is no active trading market. As a result, we cannot provide any assurances that an active trading market will develop for the notes or that you will be able to sell your notes. The notes may trade at a discount from their initial offering price. Future trading prices of the notes will depend on many factors, including prevailing interests rates, the market for similar securities, general economic conditions and our financial condition, performance and prospects. Historically, the market for convertible debt has been subject to disruptions that have caused substantial fluctuations in the prices of the securities. Accordingly, you may be required to bear the financial risk of an investment in the notes for an indefinite period of time.

     We do not intend to apply for listing or quotation of the notes. The notes, however, are designated for trading in the PORTAL market. We have been informed by the initial purchasers of the notes that they intend to make a market in the notes. The initial purchasers are not obligated to do so, and they may cease their market-making at any time without notice. In addition, this market-making activity will be subject to the limitations imposed by the Securities Act and the Securities Exchange Act of 1934, as amended, and may be limited during the effectiveness of a registration statement relating to the notes. See "Description of Notes."

WE WILL HAVE BROAD DISCRETION WITH RESPECT TO THE USE OF PROCEEDS FROM THIS OFFERING.

     The net proceeds of the initial offering were approximately $292.0 million. Our management will retain broad discretion as to the use and allocation of the proceeds remaining after we repay borrowings under our existing credit facility. Accordingly, you will not have the opportunity to evaluate the economic, financial and other relevant information that we may consider in the application of the net proceeds.

                       RISKS RELATED TO OUR COMMON STOCK

WE DO NOT INTEND TO PAY DIVIDENDS.

     We have never paid cash dividends to stockholders and do not anticipate paying cash dividends in the foreseeable future. In addition, our existing credit facility limits our ability to pay cash dividends.

OUR STOCK PRICE HAS BEEN AND IS LIKELY TO CONTINUE TO BE VOLATILE.

     The market price of our common stock has been volatile. From January 1, 1999 to June 12, 2001, the last sale price of our common stock ranged from a low of $20.98 per share to a high of $56.625 per share.

FUTURE SALES OF OUR COMMON STOCK MAY DEPRESS OUR STOCK PRICE AND THE PRICE FOR THE NOTES.

     Sales of a substantial number of shares of our common stock in the public market, or the appearance that such shares are available for sale, could adversely affect the market price for our common stock. As of April 30, 2001, we had 58,084,850 shares of common stock outstanding. As of April 30, 2001, we also had options to purchase 7,396,098 shares of our common stock outstanding and 4,606,308 shares of our common stock reserved for issuance pursuant to options available for issuance under our stock option plans and employee stock purchase plan.

ANTI-TAKEOVER EFFECTS OF CERTAIN BY-LAW PROVISIONS, DELAWARE LAW, THE INDENTURE AND OUR SHAREHOLDER RIGHTS PLAN COULD DISCOURAGE, DELAY OR PREVENT A CHANGE IN CONTROL.

     We have a shareholder rights plan. Under the plan, each holder of shares of our common stock will receive a right to buy one share of our common stock at an exercise price of $175. If a person or group were to acquire, or to announce the intention to acquire, 15% or more of our outstanding shares of common stock, and in some cases 10%, each right would entitle the holder, other than the acquiring person or group, to purchase shares of our common stock at the exercise price of the right with a value of twice the exercise price. This plan could have the effect of discouraging, delaying or preventing persons from attempting to acquire us.

     The indenture relating to the notes provides that in the event of certain changes in control, each holder of the notes will have the right to require us to repurchase such holder's notes at a premium over the principal amount of the notes.

     In addition, the Delaware General Corporation Law, to which we are subject, prohibits, except under circumstances specified in the statute, a corporation from engaging in any mergers, significant sales of stock or assets or business combinations with any stockholder or group of stockholders who own at least 15% of our common stock.

                                USE OF PROCEEDS

     We will not receive any of the proceeds from the sale by any selling securityholder of the notes or the shares of common stock offered in this prospectus.

                                DIVIDEND POLICY

     We have not paid any cash dividends since our inception. We currently anticipate that we will retain all of our future earnings for use in the expansion and operation of our business. In addition, our existing credit facility limits our ability to pay cash dividends. Thus, we do not anticipate paying any cash dividends on our capital stock in the foreseeable future.

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

     The selected consolidated financial and other data set forth below should be read together with our consolidated financial statements and the related notes thereto and with "Management's Discussion and Analysis of Results of Operations and Financial Condition," both which are incorporated by reference herein. The selected consolidated financial and other data for the years ended June 30, 1996, 1997, 1998, 1999 and 2000, and for the nine months ended March 31, 2000 and 2001 are derived from our audited consolidated financial statements and our unaudited Quarterly Report on Form 10-Q incorporated by reference herein. Historical results are not necessarily indicative of results that may be expected in the future.

                                                                                                (UNAUDITED)
                                                                                             NINE MONTHS ENDED
                                                    YEARS ENDED, JUNE 30,                        MARCH 31,
                                    -----------------------------------------------------   -------------------
                                      1996       1997       1998       1999       2000        2000       2001
                                    --------   --------   --------   --------   ---------   --------   --------
                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)
STATEMENT OF OPERATIONS DATA:
Revenues..........................  $247,061   $318,988   $386,344   $472,676   $ 571,401   $416,014   $507,103
                                    --------   --------   --------   --------   ---------   --------   --------
Operating costs and expenses:
  Service and operating...........   131,708    170,717    221,767    266,800     326,315    241,432    292,574
  General and administrative......    39,980     54,638     58,061     69,696      78,719     57,901     65,509
  Selling and conversion..........     9,248     12,410     17,064     22,509      26,949     20,403     23,212
  Research and development........    10,176     10,408     11,731     11,523      12,504      9,187      8,823
  Amortization of intangibles.....     3,811      3,613      3,819      7,756      11,444      8,520     14,639
  Business divestitures, merger
    expenses and other charges,
    net...........................    22,250      1,500     11,998        400        (520)        --      4,245
  Acquired in-process research and
    development...................        --         --         --     19,000          --         --         --
                                    --------   --------   --------   --------   ---------   --------   --------
Operating earnings................    29,888     65,702     61,904     74,992     115,990     78,571     98,101
Interest income, net..............       372      2,216      4,849      1,200          49       (562)    (4,763)
                                    --------   --------   --------   --------   ---------   --------   --------
Income before income tax
  provision.......................    30,260     67,918     66,753     76,192     116,039     78,009     93,338
Income tax provision..............    12,236     27,167     26,729     38,076      45,835     30,813     36,869
                                    --------   --------   --------   --------   ---------   --------   --------
Net income........................  $ 18,024   $ 40,751   $ 40,024   $ 38,116   $  70,204   $ 47,196   $ 56,469
                                    ========   ========   ========   ========   =========   ========   ========
Basic earnings per share(1).......  $   0.38   $   0.81   $   0.76   $   0.71   $    1.28   $   0.86   $   0.99
Diluted earnings per share(1).....  $   0.36   $   0.77   $   0.73   $   0.68   $    1.23   $   0.83   $   0.94
Basic weighted average shares
  outstanding(1)..................    47,484     50,076     52,628     53,392      54,916     54,712     56,966
Diluted weighted average shares
  outstanding(1)..................    50,136     52,714     54,694     55,872      56,986     56,768     59,776
OTHER FINANCIAL DATA:
Depreciation......................  $  6,154   $  8,146   $ 11,092   $ 15,804   $  19,198   $ 14,182   $ 16,286
Amortization of intangible
  assets..........................     3,811      3,613      3,819      7,756      11,444      8,520     14,639
Capital expenditures..............    12,698     15,974     16,930     27,740      27,963     20,466     21,212
Ratio of earnings to fixed
  charges(2)......................       6.1x      13.8x      12.4x      10.3x       12.7x      10.8x       8.2x
SUPPLEMENTAL DATA:
Adjusted EBITDA(3)................  $ 62,103   $ 78,961   $ 88,813   $117,952   $ 146,112   $101,273   $133,271
Operating results(4)..............    55,949     70,815     77,721    102,148     126,914     87,091    116,985
Net cash from operating
  activities......................    39,720     46,341     62,619     52,300      90,018     64,131     78,306
Net cash from (used in) investing
  activities......................    (3,245)   (11,832)   (50,324)   (91,142)   (130,828)   (14,571)   (93,343)
Net cash from (used in) financing
  activities......................    (4,487)     6,158      1,157     (4,972)     61,398    (46,482)   201,377

                                                                                                (UNAUDITED)
                                                          JUNE 30,                               MARCH 31,
                                    -----------------------------------------------------   -------------------
                                      1996       1997       1998       1999       2000        2000       2001
                                    --------   --------   --------   --------   ---------   --------   --------
                                                                  (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents.........  $ 39,284   $ 79,951   $ 93,403   $ 49,589   $  70,177   $ 52,667   $256,517
Working capital, exclusive of
  short-term borrowings...........    40,448     87,641     97,822     74,084      99,598     75,527    306,482
Total assets......................   214,625    265,085    334,101    459,661     601,051    465,877    904,028
Long-term debt, including current
  maturities......................     1,974      1,668      1,702         --          --         --    300,000
Short-term borrowings(5)..........        --         --         --     52,000     115,000      9,000         --
Stockholders' equity..............   143,172    191,919    238,290    288,506     361,641    334,682    462,237

---------------
(1) Restated for effect of 2 for 1 stock split.

(2) These ratios are calculated by dividing (a) earnings before income taxes adjusted for fixed charges by (b) fixed charges. Fixed charges included interest expense plus capitalized interest costs and the portion of operating rental expense which we believe is representative of the interest component of rental expense.

(3) Adjusted EBITDA represents EBITDA before giving effect to other special charges in connection with business divestitures, merger expenses and other charges, and write-off of acquired in-process research and development costs aggregating $22.2 million, $1.5 million, $12.0 million, $19.4 million and $(0.5) million in fiscal years ended June 30, 1996, 1997, 1998, 1999 and 2000, respectively, and $0 and $4.2 million for the nine months ended March 31, 2000 and 2001, respectively. EBITDA consists of net income before net interest expense, income taxes, depreciation and amortization. Adjusted EBITDA is presented because we believe it is an indicator of our ability to incur and service debt and is used by our lenders in determining compliance with financial covenants. However, Adjusted EBITDA should not be considered as an alternative to cash flow from operating activities, as a measure of liquidity or as an alternative to net income as a measure of operating results in accordance with generally accepted accounting principles. Our definition of Adjusted EBITDA may differ from definitions of Adjusted EBITDA used by other companies.

(4) Operating results represent operating earnings before amortization of intangibles, business divestitures, merger expenses and other charges, and write-off of acquired in-process research and development costs.

(5) Includes amounts outstanding under our $300 million revolving credit facility. Our revolving credit facility bears interest at prime or, at our option, LIBOR plus a margin not to exceed 1.325% based on a leverage ratio schedule.

                              DESCRIPTION OF NOTES

     We issued the notes under an indenture dated as of March 13, 2001, between us and Chase Manhattan Trust Company, National Association, as trustee. The terms of the notes include those provided in the indenture and those provided in the registration rights agreement dated as of March 13, 2001, between us and Bear, Stearns & Co. Inc. and Credit Suisse First Boston Corporation.

     The following description is only a summary of the material provisions of the notes, the indenture and the registration rights agreement and is not complete. We urge you to read these documents in their entirety because they, and not this description, define your rights as holders of these notes. You may request copies of these documents at our address set forth below under "Where You Can Find More Information."

GENERAL

     The notes are unsecured general obligations of BISYS and are subordinate in right of payment as described under "Subordination of Notes." The notes are convertible into shares of our common stock as described under "Conversion of Notes." The notes are limited to $300,000,000 aggregate principal amount at maturity. The notes were issued only in denominations of $1,000 or in multiples of $1,000. The notes will mature on March 15, 2006, unless earlier redeemed by us at our option or purchased by us at your option upon a change in control.

     We are not restricted from paying dividends, incurring debt, or issuing or repurchasing our securities under the indenture. In addition, there are no financial covenants in the indenture. You are not protected under the indenture in the event of a highly leveraged transaction or a change in control of BISYS, except to the extent described under "Purchase of Notes at Your Option Upon a Change in Control."

     The notes will bear interest at the annual rate of 4%. Interest will be payable on March 15 and September 15 of each year, beginning September 15, 2001, subject to limited exceptions if the notes are redeemed or purchased prior to the interest payment date. The record dates for the payment of interest will be March 1 and September 1. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

     We will maintain an office in The City of New York where the notes may be presented for registration, transfer, exchange or conversion. This office will initially be an office or agency of the trustee.

CONVERSION OF NOTES

     You have the right, at your option, to convert your notes into shares of our common stock at any time prior to maturity, unless previously redeemed or purchased, at the conversion price of approximately $66.79 per share, subject to the adjustments described below. You may convert the notes in denominations of $1,000 and multiples of $1,000.

     Except as described below, we will not make any payment or other adjustment for accrued interest on the notes or dividends on any common stock issued upon conversion of the notes. If you submit your notes for conversion between a record date for an interest payment and the opening of business on the next interest payment date (except for notes or portions of notes called for redemption on a redemption date occurring during the period from the close of business on a record date and ending on the opening of business on the first business day after the next interest payment date, or if this interest payment date is not a business day, the second business day after the interest payment date), you must pay funds equal to the interest payable on the principal amount to be converted. We will not issue fractional shares of common stock upon conversion of notes. Instead, we will pay a cash amount based upon the closing market price of the common stock on the last trading day prior to the date of conversion. If the notes are called for redemption or are subject to purchase following a change in control, your conversion rights on the notes called for redemption or so subject to purchase will expire at the close of business on the second business day before the redemption date or purchase date, as the case may be, unless we default in the payment of the redemption price or purchase price. If you have submitted your notes for purchase upon a change in control, you may only convert your notes if you withdraw your election in accordance with the indenture.

     The conversion price will be adjusted upon the occurrence of:

        (1) the issuance of shares of our common stock as a dividend or distribution on our common stock;

        (2) the subdivision or combination of our outstanding common stock;

        (3) the issuance to all or substantially all holders of our common stock of rights or warrants entitling them for a period of not more than 60 days to subscribe for or purchase our common stock, or securities convertible into our common stock, at a price per share or a conversion price per share less than the then current market price per share, provided that the conversion price will be readjusted to the extent that such rights or warrants are not exercised prior to the expiration;

        (4) the distribution to all or substantially all holders of our common stock of shares of our capital stock, evidences of indebtedness or other non-cash assets or rights or warrants, excluding:

               - dividends, distributions and rights or warrants referred to in clause (1) or (3) above; and

               - dividends or distributions exclusively in cash referred to in clause (5) below.

        (5) the distribution to all or substantially all holders of our common stock of all-cash distributions in an aggregate amount that together with (A) any cash and the fair market value of any other consideration payable in respect of any tender offer by us or any of our subsidiaries for our common stock consummated within the preceding 12 months not triggering a conversion price adjustment and
            (B) all other all-cash distributions to all or substantially all holders of our common stock made within the preceding 12 months not triggering a conversion price adjustment exceeds an amount equal to 10% of our market capitalization on the business day immediately preceding the day on which we declare such distribution; and

        (6) the purchase of our common stock pursuant to a tender offer made by us or any of our subsidiaries to the extent that the same involves aggregate consideration that together with (A) any cash and the fair market value of any other consideration payable in respect of any tender offer by us or any of our subsidiaries for our common stock consummated within the preceding 12 months not triggering a conversion price adjustment and (B) all-cash distributions to all or substantially all holders of our common stock made within the preceding 12 months not triggering a conversion price adjustment, exceeds an amount equal to 10% of our market capitalization on the expiration date of such tender offer.

     In the event of:

           - any reclassification of our common stock, or

           - a consolidation, merger or combination involving BISYS, or

           - a sale or conveyance to another person of the property and assets of BISYS as an entirety or substantially as an entirety,

in which holders of our outstanding common stock would be entitled to receive stock, other securities, other property, assets or cash for their common stock, holders of notes will generally be entitled to convert their notes into the same type of consideration received by common stock holders immediately prior to one of these types of events.

     You may, in some circumstances, be deemed to have received a distribution or dividend subject to United States federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion price.

     We are permitted to reduce the conversion price of the notes by any amount for a period of at least 20 days if our board of directors determines that such reduction would be in the best interest of BISYS. We are required to give at least 15 days' prior notice of any reduction in the conversion price. We may also reduce the conversion price to avoid or diminish income tax to holders of our common stock in connection with a dividend or distribution of stock or similar event.

     No adjustment in the conversion price will be required unless it would result in a change in the conversion price of at least one percent. Any adjustment not made will be taken into account in subsequent adjustments. Except as stated above, we will not adjust the conversion price for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or the right to purchase our common stock or such convertible or exchangeable securities.

SUBORDINATION OF NOTES

     The indebtedness evidenced by the notes is subordinated to the extent provided in the indenture to the prior payment in full, in cash or other payment satisfactory to holders of senior indebtedness, of all of our existing and future senior indebtedness. Upon any distribution of our assets upon any dissolution, winding-up, liquidation or reorganization, or in bankruptcy, insolvency, receivership or similar proceedings, payment of the principal of, premium, if any, interest and all other obligations in respect of the notes, including by way of redemption, acquisition or other purchase thereof, is to be subordinated in right of payment to the prior payment in full, in cash or other payment satisfactory to holders of senior indebtedness, of all of our existing and future senior indebtedness. In addition, the notes are also effectively subordinated to all indebtedness and other liabilities, including trade payables and lease obligations and preferred stock, if any, of our subsidiaries. Certain of our subsidiaries are guarantors under our existing credit facility.

     In the event of any acceleration of the notes because of an event of default, the holders of any senior indebtedness then outstanding would be entitled to payment in full, in cash or other payment satisfactory to holders of senior indebtedness, of all obligations in respect to such senior indebtedness before the holders of notes are entitled to receive any payment or other distribution. We are required to promptly notify holders of senior indebtedness if payment of the notes is accelerated because of an event of default.

     We also may not make any payment upon or redemption of or purchase or otherwise acquire the notes if:

        - a default in the payment of principal of, premium, if any, interest or other obligations in respect of designated senior indebtedness occurs and is continuing beyond any applicable period of grace, or

        - any other default occurs and is continuing with respect to designated senior indebtedness that permits holders of the designated senior indebtedness as to which such default relates to accelerate its maturity and the trustee receives a notice of such default, which we refer to as a payment blockage notice, from us or any other person permitted to give this notice under the indenture.

     We may and shall resume making payments on the notes:

        - in the case of a payment default, when the default is cured or waived or ceases to exist, and

        - in the case of a nonpayment default, the earlier of when such nonpayment default is cured or waived or ceases to exist or 179 days after receipt of the payment blockage notice.

     No new period of payment blockage may be commenced pursuant to a payment blockage notice unless and until 365 days have elapsed since the initial effectiveness of the prior payment blockage notice.

     No default that existed or was continuing on the date of delivery of any payment blockage notice to the trustee shall be the basis for a subsequent payment blockage notice.

     In the event of our bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of the notes may receive less, ratably, than the other creditors of BISYS. Such subordination will not prevent the occurrence of any event of default under the indenture.

     A substantial portion of our operations are conducted through our subsidiaries. As a result, our cash flow and our ability to service our debt, including the notes, is dependent upon the earnings of our subsidiaries. In addition, we are dependent on the distribution of earnings, loans or other payments by our subsidiaries to us.

     Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries' earnings and business consideration. There can be no assurance that we will receive adequate funds from our subsidiaries to pay interest due on the notes or to repay the notes when redeemed or upon maturity.

     Our right to receive any assets of any of our subsidiaries upon its liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

     Following the application of the net proceeds from the initial offering of the notes, we had no senior indebtedness outstanding, but we may incur new senior indebtedness. In addition, after the application of the net proceeds to repay borrowings under our existing credit facility to which certain of our subsidiaries are guarantors, our subsidiaries had no outstanding indebtedness. The notes will be effectively subordinated to any future indebtedness and other liabilities of our subsidiaries, including guarantees of any future borrowings under our credit facility.

     Neither we nor our subsidiaries are limited in or prohibited from incurring senior indebtedness or any other indebtedness or liabilities under the indenture.

DEFINITIONS OF SENIOR INDEBTEDNESS, INDEBTEDNESS AND DESIGNATED SENIOR INDEBTEDNESS

     "DESIGNATED SENIOR INDEBTEDNESS" means all senior indebtedness under our credit facility, as amended, supplemented or refinanced at any time, and, after payment in full in cash of all senior indebtedness under the credit facility, any particular senior indebtedness in which the instrument creating or evidencing the senior indebtedness or the assumption or guarantee thereof (or related documents or agreements to which we are a party) expressly provides that such indebtedness shall be "designated senior indebtedness" (provided that such instrument may place limitations and conditions on the right of such senior indebtedness to exercise the rights of designated senior indebtedness), the aggregate principal amount of which is equal to or greater than $50 million.

     "INDEBTEDNESS" means:

          (1) all of our indebtedness, obligations and other liabilities, contingent or otherwise, for borrowed money, including obligations:

           - in respect of overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements, and any loans or advances from banks, whether or not evidenced by notes or similar instruments, or

           - evidenced by bonds, debentures, notes or similar instruments, whether or not the recourse of the lender is to all of our assets or to only a portion thereof, other than any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services,

        (2) all of our reimbursement obligations and other liabilities, contingent or otherwise, with respect to letters of credit, bank guarantees or bankers' acceptances,

        (3) all of our obligations and liabilities, contingent or otherwise, in respect of leases required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on our balance sheet, or under other leases for facilities equipment or related assets, whether or not capitalized, entered into or leased for financing purposes, as determined by BISYS,

        (4) all of our obligations and other liabilities, contingent or otherwise, under any lease or related document, including a purchase agreement, in connection with the lease of real property or improvements thereon (or any personal property included as part of any such lease) which provides that we are contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a residual value of leased property to the lessor and all of our obligations under such lease or related document to purchase or to cause a third party to purchase the leased property (whether or not such lease transaction is characterized as an operating lease or a capitalized lease in accordance with generally accepted accounting principles),

        (5) all of our obligations, contingent or otherwise, with respect to an interest rate, currency or other swap, cap, floor or collar agreement, hedge agreement, forward contract, or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement,

        (6) all of our direct or indirect guaranties or similar agreements to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of indebtedness, obligations or liabilities of another person of the kind described in clauses (1) through (5),

        (7) any indebtedness or other obligations described in clauses (1) through (6) secured by any mortgage, pledge, lien or other encumbrance existing on property which is owned or held by us, regardless of whether the indebtedness or other obligation secured thereby has been assumed by us, and

        (8) any and all deferrals, renewals, extensions and refundings of, or amendments, modifications supplements to, any indebtedness, obligation or liability of the kind described in clauses (1) through
            (7).

     "SENIOR INDEBTEDNESS" means the principal of, premium, if any, interest, including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding, and rent payable on or in connection with, and all fees, costs, expenses and other amounts accrued or due on or in connection with, indebtedness of BISYS whether outstanding on the date of the indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by BISYS, including all deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to, the foregoing, unless in the case of any particular indebtedness the instrument creating or evidencing the same or the assumption or guarantee thereof expressly provides that such indebtedness shall not be senior in right of payment to the notes or expressly provides that such indebtedness is on the same basis or junior to the notes.

     Senior indebtedness does not include any indebtedness of BISYS to any subsidiary of BISYS.

OPTIONAL REDEMPTION BY BISYS

     We may redeem the notes in whole or from time to time in part on or after March 20, 2004, on at least 20 days', and no more than 60 days', notice at the following redemption prices expressed as percentages of the principal amount:

                                                              REDEMPTION
PERIOD                                                          PRICE
------                                                        ----------
Beginning on March 20, 2004 and ending on March 14, 2005....    101.00%
Beginning on March 15, 2005 and thereafter..................    100.00%

In each case, we will pay accrued interest to, but excluding, the redemption date. If the redemption date is an interest payment date, interest will be paid to the record holder on the relevant record date.

     If fewer than all of the notes are to be redeemed, the trustee will select the notes to be redeemed by lot, or in its discretion, on a pro rata basis. If any note is to be redeemed in part only, a new note in principal amount equal to the unredeemed principal portion will be issued. If a portion of your notes is selected for partial redemption and you convert a portion of your notes, the converted portion will be deemed to be of the portion selected for redemption.

     No sinking fund is provided for the notes.

PURCHASE OF NOTES AT YOUR OPTION UPON A CHANGE IN CONTROL

     In the event of a change in control, you will have the right to require us to purchase all or any part of your notes 30 business days after the occurrence of a change in control at a purchase price equal to 100% of the principal amount of the notes plus accrued and unpaid interest to, but excluding, the purchase date. Notes submitted for purchase must be in $1,000 or multiples of $1,000 principal amount.

     We shall mail to the trustee and to each holder a written notice of the change in control within 10 business days after the occurrence of a change in control. This notice shall state among other things:

        - the terms and conditions of the change in control;

        - the procedures required for exercise of the change in control purchase feature; and

        - the holder's right to require BISYS to purchase the notes.

     You must deliver written notice of your exercise of this purchase right to a paying agent at any time prior to the close of business on the business day prior to the change in control purchase date. The written notice must specify the notes for which the purchase right is being exercised. If you wish to withdraw this election, you must provide a written notice of withdrawal to the paying agent at any time prior to the close of business on the business day prior to the change in control purchase date.

     A change in control will be deemed to have occurred if any of the following occurs:

        - any "person" or "group" is or becomes the "beneficial owner," directly or indirectly, of shares of voting stock of BISYS representing 50% or more of the total voting power of all outstanding classes of voting stock of BISYS or has the power, directly or indirectly, to elect a majority of the members of the board of directors of BISYS;

        - BISYS consolidates with, or merges with or into, another person or BISYS sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of the assets of BISYS, or any person consolidates with, or merges with or into, BISYS, in any such event other than pursuant to a transaction in which the persons that "beneficially owned," directly or indirectly, shares of voting stock of BISYS immediately prior to such transaction "beneficially own," directly or indirectly, shares of voting stock of BISYS, representing at least a majority of the total voting power of all outstanding classes of voting stock of the surviving or transferee person; or

        - a liquidation or dissolution of BISYS.

     However, a change in control will not be deemed to have occurred if either:

        - the last sale price of our common stock for any five trading days within

           - the period of ten consecutive trading days immediately after the later of the change in control or the public announcement of the change in control, in the case of a change in control resulting solely from a change in control under the first bullet point above, or

           - the period of ten consecutive trading days immediately preceding the change in control, in the case of a change in control under the second and third bullet points above,

        is at least equal to 105% of the conversion price in effect on such day; or

        - in the case of a merger or consolidation, all of the consideration excluding cash payments for fractional shares in the merger or consolidation constituting the change in control consists of common stock traded on a United States national securities exchange or quoted on the Nasdaq National Market (or which will be so traded or quoted when issued or exchanged in connection with such change in control) and as a result of such transaction or transactions the notes become convertible solely into such common stock.

     For purposes of this change in control definition:

        - "person" or "group" have the meanings given to them for purposes of Sections 13(d) and 14(d) of the Exchange Act or any successor provisions, and the term "group" includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, or any successor provision;

        - a "beneficial owner" will be determined in accordance with Rule 13d-3 under the Exchange Act, as in effect on the date of the indenture, except that the number of shares of voting stock of BISYS will be deemed to include, in addition to all outstanding shares of voting stock of BISYS and unissued shares deemed to be held by the "person" or "group" or other person with respect to which the change in control determination is being made, all unissued shares deemed to be held by all other persons;

        - "beneficially owned" has a meaning correlative to that of beneficial owner;

        - "unissued shares" means shares of voting stock not outstanding that are subject to options, warrants, rights to purchase or conversion privileges exercisable within 60 days of the date of determination of a change in control; and

        - "voting stock" means any class or classes of capital stock pursuant to which the holders of capital stock under ordinary circumstances have the power to vote in the election of the board of directors, managers or trustees of any person or other persons performing similar functions irrespective of whether or not, at the time, capital stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency.

     The term "all or substantially all" as used in the definition of change in control will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. There may be a degree of uncertainty in interpreting this phrase. As a result, we cannot assure you how a court would interpret this phrase under applicable law if you elect to exercise your rights following the occurrence of a transaction which you believe constitutes a transfer of "all or substantially all" of our assets.

     We will under the indenture:

        - comply with the provisions of Rule 13e-4 and Rule 14e-1, if applicable, under the Exchange Act;

        - file a Schedule TO or any successor or similar schedule if required under the Exchange Act; and

        - otherwise comply with all federal and state securities laws in connection with any offer by us to purchase the notes upon a change in control.

     This change in control purchase feature may make more difficult or discourage a takeover of BISYS and the removal of incumbent management. However, we are not aware of any specific effort to accumulate shares of our common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise. In addition, the change in control purchase feature is not part of a plan by management to adopt a series of anti-takeover provisions. Instead, the change in control purchase feature is a result of negotiations between us and the initial purchasers.

     We could, in the future, enter into certain transactions, including recapitalizations, that would not constitute a change in control but would increase the amount of debt, including senior indebtedness, outstanding or otherwise adversely affect a holder. Neither we nor our subsidiaries are prohibited from incurring debt, including senior indebtedness, under the indenture. The incurrence of significant amounts of additional debt could adversely affect our ability to service our debt, including the notes.

     If a change in control were to occur, we may not have sufficient funds to pay the change in control purchase price for the notes tendered by holders. In addition, we may in the future incur debt that has similar change of control provisions that permit holders of this debt to accelerate or require us to repurchase this debt upon the occurrence of events similar to a change in control. Our failure to repurchase the notes upon a change in control will result in an event of default under the indenture, whether or not the purchase is permitted by the subordination provisions of the indenture.

EVENTS OF DEFAULT

     Each of the following constitute an event of default under the indenture:

        (1) failure to pay principal of or premium, if any, on any note when due, whether or not prohibited by the subordination provisions of the indenture;

        (2) failure to pay any interest on any note when due, if such failure continues for 30 days, whether or not prohibited by the subordination provisions of the indenture;

        (3) failure of BISYS to perform any other covenant required of us in the indenture, if such failure continues for 60 days after written notice has been given by the trustee, or the holders of at least 25% in aggregate principal amount of the outstanding notes; and

        (4) certain events in bankruptcy, insolvency or reorganization of BISYS.

     If an event of default, other than an event of default described in clause
(4) above, occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes may declare the principal amount of the notes to be due and payable immediately. If an event of default described in clause (4) above occurs, the principal amount of the notes will automatically become immediately due and payable. Any payment by us on the notes following any such acceleration will be subject to the subordination provisions described above.

     After any such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the notes may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, have been cured or waived.

     Subject to the trustee's duties in the case of an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders, unless the holders have offered to the trustee reasonable indemnity. Subject to the trustee's indemnification, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes.

     No holder has the right to institute any proceeding under the indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the indenture unless:

        - the holder has previously given to the trustee written notice of a continuing event of default with respect to the notes;

        - the holders of at least 25% in aggregate principal amount of the outstanding notes have made a written request and have offered reasonable indemnity to the trustee to institute such proceeding as trustee; and

        - the trustee has failed to institute such proceeding, and has not received from the holders of a majority in aggregate principal amount of the outstanding notes a direction inconsistent with such request within 60 days after such notice, request and offer.

     However, these limitations do not apply to a suit instituted by a holder for the enforcement of payment of the principal of or any premium or interest on any note or the right to convert the note on or after the applicable due date.

     We are required to furnish to the trustee, on an annual basis, a statement by our officers as to whether or not BISYS, to the officer's knowledge, is in default in the performance or observance of any of the terms, provisions and conditions of the indenture. If so, such statement will specify any known defaults.

MODIFICATION AND WAIVER

     We and the trustee may make modifications and amendments to the indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding notes.

     However, neither we nor the trustee may make any modification or amendment without the consent of the holder of each outstanding note who is affected by the modification or amendment if such modification or amendment would do any of the following:

        - extend the stated maturity of the principal of or interest on any note,

        - reduce the principal amount of, or any premium or interest on, any note,

        - reduce the amount of principal payable upon acceleration of the maturity of any note,

        - change the place or currency of payment of principal of, or any premium or interest on, any note,

        - impair the right to institute suit for the enforcement of any payment on, or with respect to, any note,

        - adversely affect the right of holders to convert notes other than as provided in or under the indenture,

        - reduce the percentage in principal amount of outstanding notes, the consent of whose holders is required for modification or amendment of the indenture,

        - reduce the percentage in principal amount of outstanding notes necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults, or

        - modify such provisions with respect to modification and waiver.

     Holders of a majority in aggregate principal amount of the outstanding notes may waive, on behalf of the holders of all of the notes, compliance by us with respect to certain restrictive provisions of the indenture.

     Generally, the holders of not less than a majority of the aggregate principal amount of the outstanding notes may, on behalf of all holders of the notes, waive any past default or event of default unless:

        - we fail to pay principal, premium or interest on any note when due;

        - we fail to convert any note into common stock; or

        - we fail to comply with any of the provisions of the indenture that would require the consent of the holder of each outstanding note affected.

     Any notes held by us or by any person directly or indirectly controlling or controlled by or under direct or indirect common control with us shall be disregarded (from both the numerator and denominator) for purposes of determining whether the holders of a majority in principal amount of the outstanding notes have consented to a modification, amendment or waiver of the terms of the indenture.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     We may not consolidate with or merge into any other person, in a transaction in which we are not the surviving corporation, or convey, transfer or lease our properties and assets substantially as an entirety to any successor person, unless:

          - the successor person, if any, is a corporation, limited liability company, partnership, trust or other entity organized and existing under the laws of the United States, or any state of the United States, and assumes our obligations on the notes and under the indenture; and

          - immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing.

REGISTRATION RIGHTS

     We entered into a registration rights agreement with the initial purchasers of the notes. If you sell the notes or shares of common stock issued upon conversion of the notes under this registration statement, you generally will be required to be named as a selling securityholder in this prospectus, deliver this prospectus to purchasers and be bound by applicable provisions of the registration rights agreement, including some indemnification provisions.

     In the registration rights agreement, we agreed to file a registration statement that includes this prospectus with the Securities and Exchange Commission by June 11, 2001. We agreed to use all reasonable best efforts to cause this registration statement to become effective as promptly as practicable, but before September 9, 2001. We agreed to keep this registration statement effective until the earliest of (i) two years after the filing date,
(ii) the date when all of the securities registered under this registration agreement are sold, or (iii) the period applicable to the notes and underlying shares of our common stock held by non-affiliates under Rule 144(k) under the Securities Act expires. We may suspend the use of this prospectus under limited circumstances, including pending corporate developments or public filings with the Securities and Exchange Commission, for a period not to exceed 45 days in any 90-day period and 90 days in any 360-day period. We also agreed to pay liquidated damages to holders of the notes and shares of common stock issued upon conversion of the notes if the registration statement is not timely filed or made effective or if the prospectus is unavailable for periods in excess of those permitted above. You should refer to the registration rights agreement for a description of these liquidated damages.

SATISFACTION AND DISCHARGE

     We may, at our option, satisfy and discharge our obligations under the indenture while notes remain outstanding if (1) all outstanding notes will become due and payable at their scheduled maturity within one year or (2) all outstanding notes are scheduled for redemption within one year, and, in either case, we have deposited with the trustee an amount sufficient to pay and discharge all outstanding notes on the date of their scheduled maturity or the scheduled date of redemption.

TRANSFER AND EXCHANGE

     We have initially appointed the trustee as security registrar, paying agent and conversion agent, acting through its corporate trust office. We reserve the right to:

        - vary or terminate the appointment of the security registrar, paying agent or conversion agent;

        - appoint additional paying agents or conversion agents; or

        - approve any change in the office through which any security registrar or any paying agent or conversion agent acts.

PURCHASE AND CANCELLATION

     All notes surrendered for payment, redemption, registration of transfer or exchange or conversion shall, if surrendered to any person other than the trustee, be delivered to the trustee. All notes delivered to the trustee shall be cancelled promptly by the trustee. No notes shall be authenticated in exchange for any notes cancelled as provided in the indenture.

     We may, to the extent permitted by law, purchase notes in the open market or by tender offer at any price or by private agreement. Any notes purchased by us may, to the extent permitted by law, be reissued or resold or may, at our option, be surrendered to the trustee for cancellation. Any notes surrendered for cancellation may not be reissued or resold and will be promptly cancelled.

REPLACEMENT OF NOTES

     We will replace mutilated, destroyed, stolen or lost notes at your expense upon delivery to the trustee of the mutilated notes, or evidence of the loss, theft or destruction of the notes satisfactory to us and the trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of such note before a replacement note will be issued.

GOVERNING LAW

     The indenture and the notes are governed by, and construed in accordance with, the law of the State of New York, without regard to conflicts of laws principles.

CONCERNING THE TRUSTEE

     Chase Manhattan Trust Company, National Association is the trustee under the indenture. The trustee will be permitted to deal with BISYS and any affiliate of BISYS with the same rights as if it were not trustee. However, under the Trust Indenture Act, if the trustee acquires any conflicting interest and there exists a default with respect to the notes, the trustee must eliminate such conflicts or resign. J.P. Morgan Chase & Co., an affiliate of the trustee, is a co-agent under our existing credit facility.

     The holders of a majority in principal amount of all outstanding notes have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the trustee. However, any such direction may not conflict with any law or the indenture, may not be unduly prejudicial to the rights of another holder or the trustee and may not involve the trustee in personal liability.

BOOK-ENTRY, DELIVERY AND FORM

     The notes were originally issued in registered book-entry form, without coupons. The notes that are sold under this prospectus will be represented by one or more global securities. The global securities will be deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC. Except as set forth below, the global security may be transferred, in whole and not in part, only to DTC or another nominee of DTC. Purchasers of notes under this prospectus may hold their interests in the global security directly through DTC if you have an account with DTC or indirectly through organizations which have accounts with DTC. Notes in definitive certificated form (called "certificated securities") will be issued only in certain limited circumstances described below.

     DTC has advised us that it is:

        - a limited purpose trust company organized under the laws of the State of New York;

        - a member of the Federal Reserve System;

        - a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

        - a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

     DTC was created to hold securities of institutions that have accounts with DTC (called "participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, which may include the initial purchasers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's book-entry system is also available to others such as banks, brokers, dealers and trust companies (called, the "indirect participants") that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

     Ownership of beneficial interests in the global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants' interests), the participants and the indirect participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global security.

     Beneficial owners of interests in global securities who desire to convert their interests into common stock should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion.

     So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global security for all purposes under the indenture and the notes. In addition, no beneficial owner of an interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC. Except as set forth below, as an owner of a beneficial interest in the global security, you will not be entitled to have the notes represented by the global security registered in your name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or holder of any notes under the global security. We understand that under existing industry practice, if an owner of a beneficial interest in the global security desires to take any action that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take such action, and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     We will make payments of principal of, premium, if any, and interest on the notes represented by the global security registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global security. Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     We expect that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest on the global security, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global security held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global security for any note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global security owning through such participants.

     Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

     DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the DTC interests in the global security is credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if DTC notifies us that they are unwilling to be a depository for the global security or ceases to be a clearing agency or there is an event of default under the notes, DTC will exchange the global security for certificated securities which it will distribute to its participants and which will be legended, if required, as set forth under the heading "Transfer Restrictions."

     Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global security among participants of DTC, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility or liability for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

                          DESCRIPTION OF COMMON STOCK

     The following summary describes the material terms of our capital stock. However, it does not purport to be complete and is qualified in its entirety by the actual terms of our capital stock contained in our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws, both as currently in effect.

     As of April 30, 2001, our authorized capital stock consists of 160,000,000 shares, consisting of 160,000,000 shares of common stock, par value $0.02 per share, and no shares of preferred stock. As of April 30, 2001, there were 58,084,850 shares of common stock outstanding. As of April 30, 2001, there were options to purchase 7,396,098 shares of our common stock outstanding and 4,606,308 shares of common stock reserved for issuance under our stock option plans and employee stock purchase plan.

COMMON STOCK

     The holders of our common stock are entitled to one vote per share on all matter submitted to a vote of the stockholders. The holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable.

ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF OUR BY-LAWS, DELAWARE LAW AND OUR SHAREHOLDER RIGHTS PLAN

     We are subject to the "business combination" provisions of the Delaware General Corporation Law. In general, such provisions prohibit a publicly held Delaware corporation from engaging in various "business combination" transactions with any "interested stockholder" for a period of three years after the date of the transaction in which the person became an "interested stockholder" unless:

        - the transaction is approved by the board of directors prior to the date the "interested stockholder" obtained such status;

        - upon consummation of the transaction which resulted in the stockholder becoming an "interested stockholder," the "interested stockholder" owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

        - on or subsequent to such date, the "business combination" is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 % of the outstanding voting stock which is not owned by the "interested stockholder."

     A "business combination" is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an "interested stockholder" is a person who, together with affiliates or associates, owns 15% or more of a corporation's voting stock or within three years did own 15% or more of a corporation's voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

     We have a shareholder rights plan. Under the plan, each holder of shares of our common stock will receive a right to buy one share of our common stock at an exercise price of $175. If a person or group were to acquire, or to announce the intention to acquire, 15% or more of our outstanding shares of common stock, and in some cases 10%, each right would entitle the holder, other than the acquiring person or group, to purchase shares of our common stock at the exercise price of the right with a value of twice the exercise price. This plan could have the effect of discouraging, delaying or preventing persons from attempting to acquire us.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the common stock is The Bank of New York.

                            SELLING SECURITYHOLDERS

     The notes were originally issued by us and sold by Bear, Stearns & Co. Inc. and Credit Suisse First Boston Corporation (the "Initial Purchasers") in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by the Initial Purchasers to be "qualified institutional buyers" as defined by Rule 144A under the Securities Act. The selling securityholders may from time to time offer and sell pursuant to this prospectus any or all of the notes listed below and the shares of common stock issued upon conversion of such notes. When we refer to the "selling securityholders" in this prospectus, we mean those persons listed in the table below, as well as the pledgees, donees, assignees, transferees, successors and others who later hold any of the selling securityholders' interests.

     The table below sets forth the name of each selling securityholder, the principal amount at maturity of notes that each selling securityholder may offer pursuant to this prospectus and the number of shares of common stock into which such notes are convertible. Unless set forth below, to our knowledge, none of the selling securityholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates or beneficially owns in excess of 1% of the outstanding common stock.

     The principal amounts of the notes provided in the table below is based on information provided to us by each of the selling securityholders as of June 21, 2001, and the percentages are based on $300,000,000 principal amount at maturity of notes outstanding. The number of shares of common stock that may be sold is calculated based on the current conversion rate of 14.9729 shares of common stock per $1,000 principal amount at maturity of the notes.

     Since the date on which each selling securityholder provided this information, each selling securityholder identified below may have sold, transferred or otherwise disposed of all or a portion of their notes in a transaction exempt from the registration requirements of the Securities Act. Information concerning the selling securityholders may change from time to time and any changed information will be set forth in supplements to this prospectus to the extent required. In addition, the conversion ratio, and therefore the number of shares of our common stock issuable upon conversion of the notes, is subject to adjustment. Accordingly, the number of shares of common stock issuable upon conversion of the notes may increase or decrease.

     The selling securityholders may from time to time offer and sell any or all of the securities under this prospectus. Because the selling securityholders are not obligated to sell the notes or the shares of common stock issuable upon conversion of the notes, we cannot estimate the amount of the notes or how many shares of common stock that the selling securityholders will hold upon consummation of any such sales.

                                         AGGREGATE                        NUMBER OF SHARES   PERCENTAGE OF
                                    PRINCIPAL AMOUNT AT    PERCENTAGE     OF COMMON STOCK      SHARES OF
                                     MATURITY OF NOTES      OF NOTES        THAT MAY BE       COMMON STOCK
                                     THAT MAY BE SOLD      OUTSTANDING        SOLD(1)        OUTSTANDING(2)
                                     ------------------   -------------   ----------------   --------------
1976 Distribution Trust FBO A.R.
  Lauder/Zinterhofer..............     $      7,000               *                105               *
1976 Distribution Trust FBO Jane
  A. Lauder.......................     $     14,000               *                210               *
2000 Revocable Trust FBO A.R.
  Lauder/Zinterhofer..............     $      7,000               *                105               *
AAM/Zazove Institutional Income
  Fund L.P. ......................     $  1,250,000               *             18,716               *
Alexandra Global Investment Fund
  1, Ltd. ........................     $  5,000,000           1.667%            74,865               *
Allstate Insurance Company........     $    600,000               *              8,984               *
Allstate Life Insurance Company...     $    150,000               *              2,246               *
Alpine Associates.................     $  4,150,000           1.383%            62,138               *
Alpine Partners, L.P. ............     $    700,000               *             10,481               *
American Skandia Trust............     $    150,000               *              2,246               *

                                         AGGREGATE                        NUMBER OF SHARES   PERCENTAGE OF
                                    PRINCIPAL AMOUNT AT    PERCENTAGE     OF COMMON STOCK      SHARES OF
                                     MATURITY OF NOTES      OF NOTES        THAT MAY BE       COMMON STOCK
                                     THAT MAY BE SOLD      OUTSTANDING        SOLD(1)        OUTSTANDING(2)
                                     ------------------   -------------   ----------------   --------------
AMICO Advent......................     $    521,000               *              7,801               *
Arapahoe County Colorado..........     $     51,000               *                764               *
Arbitax Master Fund, L.P. ........     $ 14,500,000           4.833%           217,107               *
Arkansas Teachers Retirement......     $  4,503,000           1.501%            67,423               *
Associated Electric & Gas
  Insurance Services Limited......     $    500,000               *              7,486               *
Aventis Pension Master Trust......     $    175,000               *              2,620               *
B.C. McCabe Foundation............     $    450,000               *              6,738               *
Bancroft Convertible Fund,
  Inc. ...........................     $  1,000,000               *             14,973               *
Bank America Pension Plan.........     $  3,000,000           1.000%            44,919               *
Bank Austria Cayman Island,
  Ltd. ...........................     $  7,500,000           2.500%           112,297               *
Baptist Health of South Florida...     $    447,000               *              6,693               *
BBT Fund, L.P. ...................     $  7,500,000           2.500%           112,297               *
Bear, Stearns & Co. Inc. .........     $  6,980,000           2.327%           104,511               *
Black Diamond Offshore Ltd. ......     $    252,000               *              3,773               *
Boilermaker -- Blacksmith Pension
  Trust...........................     $  1,100,000               *             16,470               *
Boston Museum of Fine Art.........     $    134,000               *              2,006               *
British Virgin Islands Social
  Security Board..................     $     38,000               *                569               *
CALAMOS(R) Convertible Fund --
  CALAMOS(R) Investment Trust.....     $  3,245,000           1.082%            48,587               *
CALAMOS(R) Convertible Growth and
  Income Fund -- CALAMOS(R)
  Investment Trust................     $  2,800,000               *             41,924               *
CALAMOS(R) Convertible
  Portfolio -- CALAMOS(R) Advisors
  Trust...........................     $    150,000               *              2,246               *
CALAMOS(R) Convertible Technology
  Fund -- CALAMOS(R) Investment
  Trust...........................     $     90,000               *                898               *
CALAMOS(R) Global Convertible
  Fund -- CALAMOS(R) Investment
  Trust...........................     $    100,000               *              1,497               *
CALAMOS(R) Market Neutral
  Fund -- CALAMOS(R) Investment
  Trust...........................     $  4,005,000           1.335%            59,966               *
Christian Science
  Trustees -- Gifts &
  Endowments......................     $    185,000               *              2,770               *
Chrysler Corporation Master
  Retirement Trust................     $  5,540,000               *             82,950               *
CIBC World Markets................     $  2,000,000               *             29,946               *
City of Albany Pension Plan.......     $     75,000               *              1,123               *
City of Knoxville Pension
  System..........................     $    225,000               *              3,369               *
City of New Orleans...............     $    211,000               *              3,159               *
City University of New York.......     $    126,000               *              1,887               *
Clarica Life Insurance
  Co. -- U.S. ....................     $    530,000               *              7,936               *
Clinton Riverside Convertible
  Portfolio Limited...............     $  7,000,000           2.333%           104,810               *

                                         AGGREGATE                        NUMBER OF SHARES   PERCENTAGE OF
                                    PRINCIPAL AMOUNT AT    PERCENTAGE     OF COMMON STOCK      SHARES OF
                                     MATURITY OF NOTES      OF NOTES        THAT MAY BE       COMMON STOCK
                                     THAT MAY BE SOLD      OUTSTANDING        SOLD(1)        OUTSTANDING(2)
                                     ------------------   -------------   ----------------   --------------
Consulting Group Capital Markets
  Fund............................     $    320,000               *              4,791               *
Convert ARB QIB...................     $  1,300,000               *             19,465               *
David Lipscomb University.........     $     55,000               *                824               *
DeAM Convertible Arbitrage FD.....     $  3,400,000           1.133%            50,908               *
Delta Airlines Master Trust.......     $  2,000,000               *             29,946               *
Delta Pilots D & S Trust..........     $    790,000               *             11,829               *
Delta Pilots Disability and
  Survivorship Trust..............     $    725,000               *             10,855               *
Double Black Diamond Offshore
  LDC.............................     $  1,180,000               *             17,668               *
Drury University..................     $     70,000               *              1,048               *
Ellsworth Convertible Growth and
  Income Fund, Inc. ..............     $  1,000,000               *             14,973               *
Engineers Joint Pension Fund......     $    545,000               *              8,160               *
Enterprise Convertible Securities
  Fund............................     $    144,000               *              2,156               *
EQAT Alliance Growth Investors....     $  2,600,000               *             38,930               *
Equitable Life Assurance Separate
  Account -- Balanced.............     $     75,000               *              1,123               *
Equitable Life Assurance Separate
  Account -- Convertibles.........     $  1,500,000               *             22,459               *
The Fondren Foundation............     $     80,000               *              1,198               *
Fuji U.S. Income Open.............     $    350,000               *              5,241               *
Global Burmuda Limited
  Partnership.....................     $  1,200,000               *             17,967               *
GM Employees Global GRP PEN TR....     $  2,000,000               *             29,946               *
Grady Hospital Foundation.........     $    110,000               *              1,647               *
Granville Capital Corporation.....     $  4,750,000           1.583%            11,121               *
H.K. Porter Company, Inc. ........     $     20,000               *                299               *
HFR Master Fund Ltd. .............     $    350,000               *              5,241               *
Highbridge International LLC......     $ 18,713,000           6.238%           280,188               *
Hotel Union & Hotel Industry of
  Hawaii..........................     $    260,000               *              3,893               *
Independence Blue Cross...........     $    104,000               *              1,557               *
Innovest Finanzdienstleistungs....     $    485,000               *              7,262               *
J.P. Morgan Securities, Inc. .....     $ 16,000,000           5.333%           239,566               *
JMG Capital Partners, LP..........     $  2,375,000               *             35,561               *
KBC Financial Products USA
  Inc. ...........................     $    100,000               *              1,497               *
Kettering Medical Center Funded
  Depreciation Account............     $     50,000               *                749               *
Knoxville Utilities Board
  Retirement System...............     $    150,000               *              2,246               *
Lakeshore International Ltd. .....     $  3,800,000           1.267%            56,897               *
Lancer Securities Cayman Ltd. ....     $    700,000               *             10,481               *
Lincoln National Convertible
  Securities Fund.................     $  1,000,000               *             14,973               *
Lincoln National Global Asset
  Allocation Fund, Inc. ..........     $     37,000               *                554               *
Lipper Convertibles, L.P. ........     $  6,250,000           2.083%            93,581               *
Local Initiatives Support
  Corp. ..........................     $     52,000               *                779               *
Lord, Abbett Bond Debenture
  Fund............................     $ 10,000,000           3.333%           149,729               *

                                         AGGREGATE                        NUMBER OF SHARES   PERCENTAGE OF
                                    PRINCIPAL AMOUNT AT    PERCENTAGE     OF COMMON STOCK      SHARES OF
                                     MATURITY OF NOTES      OF NOTES        THAT MAY BE       COMMON STOCK
                                     THAT MAY BE SOLD      OUTSTANDING        SOLD(1)        OUTSTANDING(2)
                                     ------------------   -------------   ----------------   --------------
Louisiana Workers' Compensation
  Corporation.....................     $    120,000               *              1,797               *
Lumbermens Mutual Casualty........     $    563,000               *              8,430               *
Maryland Retirement Agency........     $  2,655,000               *             39,753               *
McMahan Securities Co. L.P. ......     $  2,800,000           *                 41,924           *
Memphis Light, Gas & Water
  Retirement Fund.................     $    925,000           *                 13,850           *
Merrill Lynch Insurance Group.....     $    258,000           *                  3,863           *
Met Investors Bond Debenture
  Fund............................     $    350,000           *                  5,241           *
Morgan Stanley & Co. .............     $  5,000,000           1.667%            74,865           *
Morgan Stanley Dean Witter
  Convertible Securities Trust....     $  1,000,000           *                 14,973           *
Municipal Employees...............     $    111,000           *                  1,662           *
Museum of Fine Arts, Boston.......     $     20,000           *                    299           *
Nabisco...........................     $     29,000           *                    434           *
National Fuel Gas Company
  Retirement Plan.................     $    200,000           *                  2,995           *
New Orleans Firefighters Pension/
  Relief Fund.....................     $    115,000           *                  1,722           *
Nicholas Applegate Convertible
  Fund............................     $  1,960,000           *                 39,347           *
North Pole Capital Investments
  Ltd. ...........................     $  2,650,000           *                 39,678           *
OCM Convertible Trust.............     $  3,825,000           1.275%            57,271           *
Ohio Bureau of Workers
  Compensation....................     $    120,000           *                  1,797           *
Oxford, Lord Abbett & Co. ........     $  1,800,000           *                 26,951           *
Pacific Life Insurance Company....     $  1,000,000           *                 14,973           *
Palladin Securities LLC...........     $  1,000,000           *                 14,973           *
Paloma Securities LLC.............     $  7,500,000           2.500%           112,297           *
Parker-Hannifin Corporation.......     $     50,000           *                    749           *
Pell Ridman Trust Company.........     $  2,500,000           *                 57,432           *
Peoples Benefit Life Insurance
  Company.........................     $  3,750,000           1.250%            56,148           *
Peoples Benefit Life Insurance
  Company TEAMSTERS...............     $  2,500,000           *                 37,432           *
Physicians Life...................     $    430,000           *                  6,438           *
Polar Hedge Enhanced Income
  Trust...........................     $    350,000           *                  5,241           *
Policemen and Firemen Retirement
  System of the City of Detroit...     $    550,000           *                  8,235           *
Port Authority of Allegheny County
  Retirement and Disability
  Allowance Plan for the Employees
  Represented by Local 85 of the
  Amalgamated Transit Union.......     $  1,150,000           *                 17,219           *
Pro Mutual........................     $    623,000           *                  9,328           *
Putnam Asset Allocation Funds --
  Balanced Portfolio..............     $    220,000           *                  3,294           *

                                         AGGREGATE                        NUMBER OF SHARES   PERCENTAGE OF
                                    PRINCIPAL AMOUNT AT    PERCENTAGE     OF COMMON STOCK      SHARES OF
                                     MATURITY OF NOTES      OF NOTES        THAT MAY BE       COMMON STOCK
                                     THAT MAY BE SOLD      OUTSTANDING        SOLD(1)        OUTSTANDING(2)
                                     ------------------   -------------   ----------------   --------------
Putnam Asset Allocation Funds --
  Conservative Portfolio..........     $    180,000           *                  2,695           *
Putnam Convertible Income-Growth
  Trust...........................     $  1,430,000           *                 21,411           *
Putnam Convertible Opportunities
  and Income Trust................     $     70,000           *                  1,048           *
Putnam Variable Trust -- Putnam VT
  Global Asset Allocation Fund....     $    100,000           *                  1,497           *
Ramius Capital Group..............     $  1,000,000           *                 14,973           *
Raytheon Master Trust.............     $    561,000           *                  8,400           *
RCG Latitude Master Fund..........     $  1,000,000           *                 14,973           *
Retail Clerks Pension Trust.......     $  3,000,000           1.000%            44,919           *
RJR...............................     $     92,000           *                  1,378           *
San Diego County Convertible......     $  2,278,000           *                 34,108           *
San Diego County Employees
  Retirement Association..........     $  2,500,000           *                 37,432           *
San Diego City Retirement.........     $  1,042,000           *                 15,602           *
SCI Endowment Care Common Trust
  Fund -- National Fiduciary
  Services........................     $    230,000           *                  3,444           *
SCI Endowment Care Common Trust
  Fund -- Suntrust................     $    100,000           *                  1,497           *
Screen Actors Guild Pension.......     $    583,000           *                  8,729           *
SG Cowen Securities...............     $  5,000,000           1.667%            74,865           *
SG Cowen Securities Inc. .........     $ 15,000,000           5.000%           224,594           *
Shell Pension Trust...............     $    434,000           *                  6,498           *
SPT...............................     $    850,000           *                 12,727           *
St. Albans Partners Ltd. .........     $  3,000,000           1.000%            44,919           *
Teachers Insurance and Annuity
  Association.....................     $  2,000,000           *                 29,946           *
The Dow Chemical Company
  Employees' Retirement Plan......     $  2,270,000           *                 33,958           *
The Estate of James Campbell......     $    740,000           *                 12,080           *
The First Foundation..............     $    260,000           *                  3,893           *
The Grable Foundation.............     $     94,000           *                  1,407           *
The John Henry Mennen GST.........     $     55,000           *                    824           *
Total Fina Elf Finance USA,
  Inc. ...........................     $    225,000           *                  3,369           *
Triton Capital Investment,
  Ltd. ...........................     $  2,375,000           *                 35,561           *
Unifi, Inc. Profit Sharing Plan
  and Trust.......................     $     85,000           *                  1,273           *
Union Carbide Retirement
  Account.........................     $  1,700,000           *                 25,454           *
United Food and Commercial Workers
  Local 1262 and Employers Pension
  Fund............................     $    550,000           *                  8,235           *
University of Rochester...........     $     30,000           *                    449           *
Value Line Convertible Fund,
  Inc. ...........................     $    250,000           *                  3,743           *
Van Waters & Rogers, Inc.
  Retirement Plan.................     $    300,000           *                  4,492           *

                                         AGGREGATE                        NUMBER OF SHARES   PERCENTAGE OF
                                    PRINCIPAL AMOUNT AT    PERCENTAGE     OF COMMON STOCK      SHARES OF
                                     MATURITY OF NOTES      OF NOTES        THAT MAY BE       COMMON STOCK
                                     THAT MAY BE SOLD      OUTSTANDING        SOLD(1)        OUTSTANDING(2)
                                     ------------------   -------------   ----------------   --------------
Vanguard Convertible Securities
  Fund, Inc. .....................     $  1,845,000           *                 27,625           *
Wake Forest University............     $    999,000           *                 14,958           *
White River Securities L.L.C. ....     $    750,000           *                 11,230           *
Wilmington Trust Co. as owner &
  trustee for the Forrestal
  Funding Master Trust............     $  7,150,000           2.383%           107,056           *
Worldwide Transactions Ltd. ......     $     63,000           *                    943           *
Writers Guild Convertible.........     $    341,000           *                  5,106           *
Wyoming Stable Treasurer..........     $  1,162,000           *                 17,399           *
Zurich HFR Calamos Holdings
  Limited.........................     $     80,000           *                  1,198           *
Zurich Institutional Benchmarks
  Master Fund Ltd. ...............     $  1,200,000           *                 17,967           *
All other holders of notes or
  future transferees, pledgees,
  donees, assignees or successors
  of any such holders(3)(4).......     $ 19,331,000           6.444%           289,441           *
                                       ------------          ------          ---------           -----
Total.............................     $300,000,000          100.00%         4,491,870           7.733%
                                       ============          ======          =========           =====

---------------

 *  Less than one percent (1%).

(1) Assumes conversion of all of the holder's notes at a conversion rate of
    14.9729 shares of common stock per $1,000 principal amount at maturity of the notes. This conversion rate is subject to adjustment, however, as described under "Description of the Notes -- Conversion Rights". As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2) Calculated based on Rule 13d-3(d)(i) of the Exchange Act, using 58,084,850 shares of common stock outstanding as of April 30, 2001. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all that holder's notes, but we did not assume conversion of any other holder's notes.

(3) Information about other selling securityholders will be set forth in prospectus supplements, if required.

(4) Assumes that any other holders of the notes or any future pledgees, donees, assignees, transferees or successors of or from any other such holders of the notes, do not beneficially own any shares of common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.

                              PLAN OF DISTRIBUTION

     The selling securityholders will be offering and selling all of the securities offered and sold under this prospectus. We will not receive any of the proceeds from the offering of the notes or the shares of common stock by the selling securityholders. In connection with the initial offering of the notes, we entered into a registration rights agreement dated March 13, 2001 with the initial purchasers of the notes. Securities may only be offered or sold under this prospectus pursuant to the terms of the registration rights agreement. However, selling securityholders may resell all of a portion of the securities in open market transactions in reliance upon Rule 144 or Rule 144A under the Securities Act, provided they meet the criteria and conform to the requirements of one of these rules. We are registering the notes and shares of common stock covered by this prospectus to permit holders to conduct public secondary trading of these securities from time to time after the date of this prospectus. We have agreed, among other things, to bear all expenses, other than underwriting discounts and selling commissions, in connection with the registration and sale of the notes and the shares of common stock covered by this prospectus.

     The selling securityholders may sell all or a portion of the notes and shares of common stock beneficially owned by them and offered hereby from time to time:

     -  directly; or

     - through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or concessions from the selling securityholders and/or from the purchasers of the notes and shares of common stock for whom they may act as agent.

     The notes and the shares of common stock may be sold from time to time in one or more transactions at:

     -  fixed prices, which may be changed;

     -  prevailing market prices at the time of sale;

     -  varying prices determined at the time of sale; or

     -  negotiated prices.

These prices will be determined by the holders of the securities or by agreement between these holders and underwriters or dealers who may receive fees or commissions in connection with the sale. The aggregate proceeds to the selling securityholders from the sale of the notes or shares of common stock offered by them hereby will be the purchase price of the notes or shares of common stock less discounts and commissions, if any.

     The sales described in the preceding paragraph may be effected in transactions:

     - on any national securities exchange or quotation service on which the notes or shares of common stock may be listed or quoted at the time of sale, including the Nasdaq National Market in the case of the shares of common stock;

     -  in the over-the counter market;

     - in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

     -  through the writing of options.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

     In connection with sales of the notes and shares of common stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the notes and shares of common stock in the course of hedging their positions. The selling securityholders may also sell the notes and shares of common stock short and deliver the notes and shares of common stock to close out short positions, or loan or pledge notes and shares of common stock to broker-dealers that in turn may sell the notes and shares of common stock.

     To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the notes and the shares of common stock by the selling securityholders. Selling securityholders may not sell any, or may not sell all, of the notes and the shares of common stock offered by them pursuant to this prospectus. In addition, we cannot assure you that a selling securityholder will not transfer, devise or gift the notes and the shares of common stock by other means not described in this prospectus. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

     The outstanding shares of common stock are listed for trading on the Nasdaq National Market.

     The selling securityholders and any broker and any broker-dealers, agents or underwriters that participate with the selling securityholders in the distribution of the notes or the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act. In this case, any commissions received by these broker-dealers, agents or underwriters and any profit on the resale of the notes or the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. In addition, any profits realized by the selling securityholders may be deemed to be underwriting discounts and commissions under the Securities Act. To the extent the selling securityholders may be deemed to be underwriters, the selling securityholders may be subject to statutory liabilities, including, but not limited to, liability under Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

     Because the selling securityholders may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. At any time a particular offer of the securities is made, a revised prospectus or prospectus supplement, if required, will be distributed which will disclose:

     - the name of the selling securityholders and any participating underwriters, broker-dealers or agents;

     - the aggregate amount and type of securities being offered;

     - the price at which the securities were sold and other material terms of the offering;

     - any discounts, commissions, concessions or other items constituting compensation from the selling securityholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

     - that the participating broker-dealers did not conduct any investigation to verify the information in this prospectus or incorporated in this prospectus by reference.

The prospectus supplement or a post-effective amendment will be filed with the Securities and Exchange Commission to reflect the disclosure of additional information with respect to the distribution of the securities. In addition, if we receive notice from a selling securityholder that a donee or pledgee intends to sell more than 500 shares of our common stock, a supplement to this prospectus will be filed.

     The notes were issued and sold in March 2001 in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by the Initial Purchasers to be "qualified institutional buyers," as defined in Rule 144A under the Securities Act. Pursuant to the registration rights agreement, we have agreed to indemnify the Initial Purchasers and each selling securityholder, and each selling securityholder has agreed to indemnify us against specified liabilities arising under the Securities Act. The selling securityholders may also agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the securities against some liabilities, including liabilities that arise under the Securities Act.

     The selling securityholders and any other person participating in such distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the notes and the underlying shares of common stock by the selling securityholders and any such other person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the notes and the underlying shares of common stock to engage in market-making activities with respect to the particular notes and the underlying shares of common stock being distributed for a period of up to five business days prior to the commencement of distribution. This may affect the marketability of the notes and the underlying shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the notes and the underlying shares of common stock.

     Under the registration rights agreement, we are obligated to use our reasonable best efforts to keep the registration statement of which this prospectus is a part effective until the earlier of:

     - two years after the last date of original issuance of any of the notes;

     - the date when the holders of the notes and the shares of common stock issuable upon conversion of the notes are able to sell all such securities immediately without restriction pursuant to the volume limitation provisions of Rule 144(k) under the Securities Act; and

     - the sale, pursuant to the registration statement to which this prospectus relates, of all the securities registered thereunder.

     Our obligation to keep the registration statement to which this prospectus relates effective is subject to specified, permitted exceptions set forth in the registration rights agreement. In these cases, we may prohibit offers and sales of the notes and shares of common stock pursuant to the registration statement to which this prospectus relates.

     We may suspend the use of this prospectus if we learn of any event that causes this prospectus to include an untrue statement of a material fact required to be stated in the prospectus or necessary to make the statements in the prospectus not misleading in light of the circumstances then existing. If this type of event occurs, a prospectus supplement or post-effective amendment, if required, will be distributed to each selling securityholder. Each selling securityholder has agreed not to trade securities from the time the selling securityholder receives notice from us of this type of event until the selling securityholder receives a prospectus supplement or amendment. This time period will not exceed 45 days in any 90-day period or 90 days in a 360-day period.

                                 LEGAL MATTERS

     Certain legal matters with respect to the notes will be passed upon for us by Kevin J. Dell, Esq., Executive Vice President and General Counsel of The BISYS Group, Inc. Mr. Dell holds shares of our common stock and options to acquire shares of our common stock.

                                    EXPERTS

     The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of The BISYS Group, Inc. for the year ended June 30, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on authority of said firm as experts in auditing and accounting.

     The financial statements of Pictorial Holdings, Inc. incorporated in this prospectus by reference to the audited historical financial statements included on page 5 of The BISYS Group, Inc.'s Form 8-K/A dated September 15, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance with the Exchange Act, we file reports, proxy and information statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission:
Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. The Commission also maintains a website that contains reports, proxy and information statements and other information. The website address is http://www.sec.gov. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms.

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